Filed pursuant to Rule 424(b)(5):
                              File No. 33-43481
                              File No. 33-54747


     Pricing Supplement No. 33 dated October 13, 1995 (to Prospectus Supplement dated March 2, 1995 and Prospectus dated February 28, 1995).

                            XTRA, Inc.

                    Series C Medium-Term Notes

                  Due From 9 Months to 30 Years
                        From Date of Issue

                     Guaranteed as to Payment
                      of Principal, Premium,
                      if any, and Interest by

                         XTRA Corporation
                                and
                        XTRA Missouri, Inc.

            _______________________________________________

Original Issue Date:          October 18, 1995

Principal amount:             $7,000,000

Book Entry:                   X

Certificated:                 N/A


Interest Rate (if fixed rate):  6.72%


Stated Maturity:              October 18, 2005

Issue price (as a percentage of principal amount):  N/A

Selling Agent's commission (%):    .625%

Purchasing Agent's discount or commission (%):  N/A

Net Proceeds to the Company (%):  $6,956,250 (99.375%)

Initial Redemption Date (if any):  N/A

Redemption Prices:            N/A

Interest Payment Dates:  April 1 and October 1

Regular Record Dates:    March 15 and September 15

Floating Rate Notes:

     Interest Rate basis (if floating):

     ___Commercial Paper
     ___Prime Rate
     ___LIBOR
     ___Treasury Rate
     ___CD Rate
     ___Federal Funds Rate
     ___Other

     Index Maturity:

     Spread:

     Spread Multiplier:

     Maximum Interest Rate:

     Minimum Interest Rate:

     Interest Reset Date:

     Initial Interest Rate:

     Interest Determination Date(s):

     Calculation Date(s):

     Calculation Agent:

Use of Proceeds:

     The proceeds of the Note will be used to repay in part outstanding short-term borrowings under a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 1997, with final maturity of the term period on June 30, 2002. The current interest rate on borrowings to be repaid is 6.0%. Borrowings under the Revolving Credit Agreement being repaid were used to finance capital expenditures and working capital needs, as well as the acquisition of certain assets of Matson Leasing Company.